Credit Suisse Institutional Fund - International Focus Portfolio
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended April 30, 2003


Portfolio:			Credit Suisse Institutional
				Fund - International Focus
				Portfolio


Security:			China Telecom Corp. Ltd. ADR


Date Purchased:			11/7/2002


Price Per Share:		$18.60


Shares Purchased
by the Portfolio *:		20,900


Total Principal Purchased
by the Portfolio *:		$75,560,000


% of Offering Purchased
by the Portfolio:		.02766%


Broker:				Morgan Stanley and Co., Inc.


Member:				CS First Boston